EXHIBIT 10.28

FOURTH ALLONGE TO PROMISSORY NOTE

     THIS FOURTH ALLONGE TO PROMISSORY NOTE (“Fourth Allonge”), is made as of January 1, 2005 on this 28th day of April, 2005, by and between METAMORPHIX, INC., a Delaware corporation with a business address of 8000 Virginia Manor Road – Suite 140, Beltsville, Maryland 20705 (the “Maker”) and GENETICS INSTITUTE, LLC, a Delaware limited liability company, successor-in-interest to Genetic Institute, Inc., a Delaware corporation (the “Lender”).

     WHEREAS, on or about February 9, 1998, Maker executed and delivered a Promissory Note (the “Original Note”) to Genetics Institute, Inc. in the original principal sum of Two Million Dollars ($2,000,000), which was repayable by the Maker on demand at any time after December 31, 1998 (“Original Demand Date”) and which, in the event certain conditions are met, provided for the conversion of the debt represented by the Note to equity on or before December 31, 1998 (“Original Conversion Date”); and

     WHEREAS, on or about August 18, 1998, Maker executed and delivered a First Allonge to Promissory Note (“First Allonge”) to Genetics Institute, Inc. modifying the Note such that the principal sum due and owing on account of the Note as of the date of the First Allonge was, and is, Two Million Two Hundred Thousand Dollars ($2,200,000), plus any and all interest that has accrued in accordance with the terms of the Note; and

     WHEREAS, on or about October 30, 1998, Maker executed and delivered a Second Allonge to Promissory Note (“Second Allonge”) to Genetics Institute, Inc. modifying the Note, as modified by the First Allonge, such that: (1) the principal sum, plus any and all interest, was to be paid by Maker to Lender on demand at any time on or after June 30, 1999 (the “Second Demand Date”); (2) the debt created by the Note, and the payment of principal and interest thereunder, was, and is, to be subordinate to any new debt incurred by Maker up to One Million Dollars ($1,000,000) provided that certain conditions were, and are, met; and (3) if Maker closed an equity financing such that it raised Two Million Dollars ($2,000,000) from investors other than the Lender on or before June 30, 1999 (the “Second Conversion Date”) in a transaction approved by Maker’s Board of Directors, the unpaid balance of the Note, plus any and all interest, was to be converted into fully paid and non-assessable shares of the capital stock of Maker issued in connection with such equity financing, concurrently with the first closing of such equity financing, at the same price as is paid by the investors in such financing; and

     WHEREAS, on or about January 26, 1999, Maker executed and delivered a Third Allonge to Promissory Note (“Third Allonge”) to Genetics Institute, Inc. modifying the Note, as modified by the First and Second Allonge such that: (1) the principal sum, plus any and all interest, was to be paid by Maker without any notice or demand on January 1, 2005 (“Third Due Date”), if not sooner paid; (2) upon the Third Due Date, in lieu of payment of cash, the Maker may have paid the principal balance of the Note, plus any and all accrued interest, by issuing to Lender fully paid and non-assessable share of the common stock of Maker, if such stock was then publicly traded, at the then market price of such stock; (3) on or before December 31, 2004, Genetics Institute, Inc., at its sole election, with at least ninety (90) days prior written notice to

Maker of such election, may have converted the outstanding principal and interest under this Note to fully paid and non-assessable share of common stock of Maker, at a per-share price valued at either (a) one hundred twenty-five percent (125%) of the IPO price if the stock were then publicly traded, or (b) a price to be negotiated in good faith by the Maker and Genetics Institute, Inc. if the stock were not then publicly traded; (4) the third and fourth paragraphs of the Original Note, i.e., the provisions for automatic conversion upon a certain equity financing, were thereafter null and void and of no effect; and

     WHEREAS, on or about December 28, 2001, a Certificate of Conversion was filed with the Secretary of State of the State of Delaware changing the name and status of Genetics Institute, Inc. to Genetics Institute, LLC; and

     WHEREAS, as of January 1, 2005, Two Million Two Hundred Thousand Dollars ($2,200,000) in principal remained unpaid and Nine Hundred Eighty-eight Thousand Six Hundred One Dollars and Thirty-nine Cents ($988,601.39) of interest had accrued and remained unpaid (collectively, the “January 1, 2005 Amount Due”); and

     WHEREAS, Maker has requested, and Lender has agreed, to extend the Third Due Date, provided that the Maker agrees to the execution of this Fourth Allonge so set forth herein;

     WHEREFORE, Maker and Lender now agree to modify the Original Note, as modified by the First, Second, and Third Allonges (hereinafter collectively the “Note”), as follows:

     1. The Maker may prepay the principal sum, plus any and all interest that has accrued in accordance with the terms of the Note and this Fourth Allonge, in part or in whole, at any time without penalty.

     2. Interest shall accrue on the January 1, 2005 Amount Due (i.e., not only on the original principal amount) at the rate and in the manner specified in the Note.

     3. The principal sum, plus any and all interest that has accrued in accordance with the terms of the Note and this Fourth Allonge, shall be paid by Maker to Lender, without any notice or demand, on January 1, 2008 (“Fourth Due Date”), if not sooner paid; provided, however, that (a) all principal outstanding and any and all interest accrued and unpaid as of the closing of an underwritten initial public offering by Maker shall be paid in full by the Maker to the Lender upon the date of such closing, without notice or demand, and (b) at the option of Lender, Lender may offset against any principal outstanding and/or any interest accrued and unpaid at any given time (i) any amount(s) due at that time by Wyeth to Maker under Section 7.2 and Schedule 7.2B of that January 26, 1999 Amended and Restated Collaboration Agreement by and among Genetics Institute, Inc., The Johns Hopkins University, and Maker, (ii) any and all Royalties due at that time by Wyeth to Maker under Section 7.3 of such Agreement, and (iii) any and all Royalties due at that time by Wyeth to Maker under Section 4.1 of that October 14, 2002 Cross-License Agreement by and between Wyeth, acting through Genetics Institute, LLC, and Maker (collectively, the “Amounts for Offset” or “Collateral”). Upon and in consideration of the execution and delivery of this Fourth Allonge, the Maker grants the Lender a security interest in the Collateral (as defined in that Security Agreement of even date herewith by and between the

Maker and the Lender (the “Security Agreement”)) to secure the Obligations (as defined in the Security Agreement). The right of offset and the security interest described in this paragraph shall be in addition to and shall not adversely affect any other contractual, equitable, and statutory rights that the Lender may have against the Maker, including without limitation any recoupment rights and common-law rights of setoff and any rights under 11 U.S.C. § 101 et seq. (the “Bankruptcy Code”).

     4. The right of Maker to repay this Note by issuing stock to Lender (as set forth in Paragraph no. 3 of the Third Allonge) be and hereby is terminated.

     5. The parties hereto do not intend that a novation of the loan shall be created or effectuated because of the modifications described in this Fourth Allonge. The parties hereto do not intend that the execution of this Fourth Allonge and the transaction described herein shall affect the validity or priority of any indebtedness created by the Note. This Fourth Allonge (a) is being physically attached to the Note simultaneously with the entry into this Fourth Allonge by the parties hereto to evidence the modification of the provisions of the Note, and (b) shall upon such attachment be deemed to be a part of the Note as fully and completely as if the provisions were set forth at length in the body of the Note. This Fourth Allonge shall be effective as of January 1, 2005.

     6. All other terms, covenants, and conditions contained in the Note, except as herein modified, shall remain in full force and effect and the Maker by the execution hereof hereby ratifies and confirms each and every other term, covenant, and condition of the Note.

     IN WITNESS WHEREOF, the parties hereto have set their hands and seals to this Fourth Allonge to Promissory Note upon the day hereinabove first written.

[SEAL]

ATTEST:	METAMORPHIX, INC.

/ s / Thomas P. Russo	/ s / Edwin C. Quattlebaum
By:

Thomas P. Russo, Chief Financial Officer,		Edwin C. Quattlebaum
Executive Vice President, and Treasurer		President and Chief Executive Officer

WITNESS:	GENETICS INSTITUTE, LLC

/ s / Garrett L. Stackman	/ s / William M. Haskel
	By:	(SEAL)

Name: William M. Haskel

Title: Vice President